                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


          INFORMATION STATEMENT FILED PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                               CLARENT CORPORATION
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                                (NAME OF ISSUER)


                         COMMON STOCK ($0.001 PAR VALUE)
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                         (TITLE OF CLASS OF SECURITIES)


                                    180461105
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                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
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              DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 180461105                 13G                        Page 2 of 4 Pages


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1.        NAME OF REPORTING PERSON:  INTEL CORPORATION
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  94-1672743
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

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                          5.     SOLE VOTING POWER
       NUMBER OF                 -0-
                          ------------------------------------------------------
         SHARES           6.     SHARED VOTING POWER
      BENEFICIALLY               -0-
                          ------------------------------------------------------
     OWNED BY EACH        7.     SOLE DISPOSITIVE POWER
       REPORTING                 -0-
                          ------------------------------------------------------
      PERSON WITH         8.     SHARED DISPOSITIVE POWER
                                 -0-
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON:  -0-
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                            [ ]
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
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12.       TYPE OF REPORTING PERSON*
          CO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 180461105                 13G                        Page 3 of 4 Pages



ITEM 1. (a)    Name of Issuer: Clarent Corporation

        (b)    Address of Issuer's Principal Executive Offices:
               700 Chesapeake Drive
               Redwood City, California 94063

ITEM 2. (a)    Name of Person Filing: Intel Corporation

        (b)    Address of Principal Business Office or, if None, Residence:
               2200 Mission College Blvd.
               Santa Clara, California 95052

        (c)    Citizenship: Delaware

        (d)    Title of Class of Securities: Common Stock ($0.001 par value)

        (e)    CUSIP Number: 180461105

ITEM 3. Inapplicable

ITEM 4. Ownership

        (a)    Amount beneficially owned: -0-

        (b)    Percent of class: 0%

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote: -0-

               (ii)   Shared power to vote or to direct the vote: -0-

               (iii)  Sole power to dispose or to direct the disposition of: -0-

               (iv)   Shared power to dispose or to direct the disposition of:
                      -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. Inapplicable

ITEM 7. Inapplicable

ITEM 8. Inapplicable

ITEM 9. Inapplicable

ITEM 10. Inapplicable

CUSIP No. 180461105                 13G                        Page 4 of 4 Pages
Clarent Corporation


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 2001
                                    --------------------------------------------
                                                        Date


                                             /s/ F. Thomas Dunlap, Jr.
                                    --------------------------------------------
                                                     Signature

                                               F. Thomas Dunlap, Jr.
                                       Senior Vice President, General Counsel
                                                   and Secretary
                                    --------------------------------------------
                                                     Name/Title